(d)(15)(i)

ASSIGNMENT AND ASSUMPTION

OF SUB-ADVISORY AGREEMENT

This Assignment and Assumption of Sub-Advisory Agreement is made as of May 23, 2013 by and between Delaware Management Company (“DMC”) and Delaware Investments Fund Advisers (“DIFA”), each a series of Delaware Management Business Trust, a Delaware statutory trust (“DMBT”).

WHEREAS, DMBT is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, which currently provides investment advisory services to investment companies registered under the Investment Company Act of 1940, as amended, through DMC;

WHEREAS, ING Investments, LLC (the “Manager”) serves as the investment adviser to the ING Emerging Markets Equity Fund (the “Fund”), a series of ING Mutual Funds, pursuant to an Investment Advisory Agreement dated as of May 13, 2013;

WHEREAS, DMC has provided subadvisory services to the Fund pursuant to the Sub-Advisory Agreement dated May 13, 2013 between DMC, and the Manager (the “Agreement”);

WHEREAS, DMBT has restructured the investment subadvisory services it provides to certain third party U.S. registered investment companies, or series thereof, including the Fund, by consolidating such services with and into DIFA, which is a newly organized series of DMBT (the “Restructuring”); and

WHEREAS, the restructuring does not result in a change of control or management, and thus does not constitute an “assignment” of the Agreement under the Investment Company Act of 1940, as amended.

NOW, THEREFORE, the parties hereto agree as follows:

1.        The Agreement previously in effect between DMC and the Manager is hereby assumed in its entirety by DIFA, except that all references to DMC shall be replaced with references to DIFA.

2.        DIFA agrees to perform and be bound by all of the terms of the Agreement and the obligations and duties of DMC thereunder.

3.        The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption of Sub-Advisory Agreement as of the date set forth above.

(d)(15)(i)

DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust			DELAWARE INVESTMENT FUND ADVISERS, a series of Delaware Management Business Trust

By:	/s/ Patrick P. Coyne		By:	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne		Name:	Patrick P. Coyne
	Title:	President		Title:	President

ACKNOWLEDGED: ING MUTUAL FUNDS, on behalf of ING Emerging Markets Equity Fund

By:	/s/ Kimberly A. Anderson
	Name:	Kimberly A. Anderson
	Title:	Senior Vice President